UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                           FAR EAST ENERGY CORPORATION
        -----------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    307325100
                              --------------------
                                 (CUSIP Number)

                              See Explanatory Note
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                              CUSIP NO. 307325100

1.   Names of Reporting  Persons.
     I.R.S.  Identification  Nos. of above persons (entities only).

     Jawaharlal Gondi
     ------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

     (a)
              ------
     (b)        X
              ------

3.   SEC Use Only
                        ---------------------------------------------

4.   Citizenship or Place of Organization         Canada
                                                  ---------------

Number of        5.   Sole Voting Power           0
Shares                                            ---------------
Beneficially     6.   Shared Voting Power         0
Owned by                                          ---------------
Each Reporting   7.   Sole Dispositive Power      8,317,500
Person                                            ---------------
With:            8.   Shared Dispositive Power    0
                                                  ---------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     8,317,500
     ----------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares
               --------


11.  Percent of Class Represented by Amount in Row (9)

                                                              10.7%
                                                              -----

12. Type of Reporting Person                                  IN
                                                              -----

                               Page 2 of 6 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 307325100

                                Explanatory Note

         This Statement on Schedule 13G is the initial filing of a Schedule 13G by the Reporting Person pursuant to Rule 13d-1(c). The Reporting Person previously filed a Statement on Schedule 13D. This Schedule 13G filing amends certain information included in the prior Schedule 13D filing.

Item 1.

     (a)  Name of Issuer

          FAR EAST ENERGY CORPORATION
          -------------------------------------------------------

     (b)  Address of Issuer's Principal Executive Offices

          400 N. Sam Houston Parkway East, Suite 205,
          Houston, Texas 77060
          -------------------------------------------------------
Item 2.

     (a)  Name of Persons Filing

          Jawaharlal Gondi
          -------------------------------------------------------

     (b)  Address of Principal Business Office or, if none, Residence

          37, Longfurlong Road
          Rugby, Warwickshire, UK CV22 5QT
          -------------------------------------------------------

     (c)  Citizenship

          Canada
          -------------------------------------------------------

     (d)  Title of Class of Securities

          Common Stock, $.001 par value
          -------------------------------------------------------

     (e)  CUSIP Number

          307325100
          -------------------------------------------------------

                               Page 3 of 6 Pages

Item 3.  If  this   statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)   or
         240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable.

Item 4. Ownership
        ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:                          8,317,500

     (b)  Percent of class:                                   10.7%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote      -0-

          (ii)  Shared power to vote or to direct the vote    -0-

          (iii) Sole power to dispose or to direct the
                disposition of                                8,317,500

                               Page 4 of 6 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 307325100

          (iv) Shared power to dispose or to direct the
               disposition of                                 -0-

Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 6 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        January 6, 2005
                                        ---------------------------
                                                     Date


                                        /s/ Jawaharlal Gondi
                                        ---------------------------
                                                     Signature


                                        Jawaharlal Gondi
                                        ---------------------------
                                                     Name





                               Page 6 of 6 Pages